EXHIBIT 10.2

Execution Copy

CREDIT AGREEMENT

Dated as of April 7, 2009

between

SPECTRA ENERGY PARTNERS OLP, LP,

as Borrower,

and

SPECTRA ENERGY CAPITAL, LLC,

as Lender

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		3
1.1	Definitions	3
1.2	Computation of Time Periods	5
1.3	Time	5

SECTION 2 LOANS		6
2.1	Loan Commitment	6
2.2	Method of Borrowing for Loans	6
2.3	Funding of Loans	6
2.4	Notes	6

SECTION 3 PAYMENTS		6
3.1	Interest	6
3.2	Prepayments	7
3.3	Payment of Loans in full at Maturity	7
3.4	Manner of Payments	7
3.5	Computations of Interest	7
3.6	Evidence of Debt	8

SECTION 4 CONDITIONS PRECEDENT		8
4.1	Conditions to Loans	8

SECTION 5 REPRESENTATIONS AND WARRANTIES		9
5.1	Organization and Good Standing	9
5.2	Due Authorization	9
5.3	No Conflicts	9
5.4	Consents	9
5.5	Enforceable Obligations	10
5.6	Solvency	10

SECTION 6 AFFIRMATIVE COVENANTS		10
6.1	Preservation of Existence and Franchises	10
6.2	Books and Records	10
6.3	Compliance with Law	10
6.4	Material Contracts	10

SECTION 7 EVENTS OF DEFAULT		11
7.1	Events of Default	11
7.2	Acceleration; Remedies	12

SECTION 8 MISCELLANEOUS		12
8.1	Notices	12
8.2	Benefit of Agreement	13
8.3	No Waiver; Remedies Cumulative	13
8.4	Amendments, Waivers and Consents, Termination	13

8.5	Counterparts/Telecopy	13
8.6	Headings	13
8.7	Survival of Indemnification and Representations and Warranties	13
8.8	Governing Law; Venue	14
8.9	Waiver of Jury Trial; Waiver of Consequential Damages	14
8.10	Severability	14
8.11	Entirety	14

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Credit Agreement”), dated as of April 7, 2009, is entered into between SPECTRA ENERGY PARTNERS OLP, LP, a Delaware limited partnership (the “Borrower”), and SPECTRA ENERGY CAPITAL, LLC, a Delaware limited liability company (the “Lender”).

RECITALS

WHEREAS, the Borrower has requested that the Lender make available to it a credit facility in the aggregate amount of $150 million for the purpose of funding a portion of the acquisition pursuant to that certain Securities Purchase Agreement, dated as of the date hereof, by and among Atlas Pipeline Mid-Continent LLC (“APMC”) and the Borrower, and Atlas Pipeline Partners, L.P., solely as guarantor of APMC, and Spectra Energy Partners, LP, solely as guarantor of the Borrower (the “Transaction”); and

WHEREAS, the Lender has agreed to provide the requested credit facility to the Borrower on the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1    Definitions.

As used herein, the following capitalized terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a legal entity if such Person possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such legal entity, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York or Houston, Texas.

“Commitment” means the commitment of the Lender with respect to the Loans.

“Committed Amount” means an amount equal to $150,000,000.

“Credit Documents” means this Credit Agreement, the Notes, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Effective Date” means the date hereof.

“Event of Default” has the meaning specified in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any Federal, state, local or foreign court, monetary authority or governmental agency, authority, instrumentality or regulatory body.

“Interest Payment Date” means the last day of each month during which a Loan is outstanding and the Maturity Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

“Interest Rate” means a rate per annum equal to 9.75%.

“Loans” has the meaning set forth in Section 2.1.

“Material Adverse Effect” means a material adverse effect on the business, financial positions or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Maturity Date” means the date that is 364 days following the Effective Date.

“Notes” has the meaning set forth in Section 2.4.

“Notice of Borrowing” means a written request by the Borrower to the Lender for a Loan.

“Obligations” means, without duplication, all of the obligations of the Borrower to the Lender, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.

“Person” means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer of Spectra Energy Partners GP, LLC.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture, limited liability company or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time and (c) any other Person that is controlled by such Person and who for GAAP purposes is required to be consolidated into such Person’s consolidated financial statements. Unless otherwise provided, as used herein, “Subsidiary” shall refer to a Subsidiary of the Borrower.

1.2    Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

1.3    Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

SECTION 2

LOANS

2.1    Loan Commitment.

Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans to the Borrower in Dollars, at any time and from time to time, during the period from the Effective Date to the Maturity Date solely for the purpose of funding a portion of the Transaction (each a “Loan” and collectively the “Loans”); provided, however, that the sum of the aggregate amount of Loans outstanding shall not exceed the Committed Amount.

2.2    Method of Borrowing for Loans.

By no later than 11:00 a.m. on the date of the requested borrowing of Loans, the Borrower shall submit a written Notice of Borrowing to the Lender setting forth (i) the amount requested and (ii) a certification that the Borrower has complied in all respects with Section 4.1.

2.3    Funding of Loans.

Upon receipt of a Notice of Borrowing, the Lender shall make the requested Loan available to the Borrower by 6:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds by crediting the account of the Borrower set forth in the Notice of Borrowing.

2.4    Notes.

Upon request of the Lender, the Loans shall be evidenced by a duly executed promissory note of the Borrower payable to such Lender in a form reasonably acceptable to the Lender (the “Notes”).

SECTION 3

PAYMENTS

3.1    Interest.

(a) Interest Rate. All Loans shall accrue interest at the Interest Rate.

(b) Default Rate of Interest. Upon the occurrence, and during the continuation, of an Event of Default, all past due principal of and, to the extent permitted by law, past due interest on, the Loans and any other past due amounts owing hereunder shall bear interest, payable on demand, at a per annum rate equal to one percent (1%) plus the Interest Rate.

(c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2    Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty.

(b) Mandatory Prepayments. If Spectra Energy Partners, LP (“SEP MLP”), the parent company of the Borrower, receives net proceeds from the issuance of equity for cash in one or more capital markets transactions, SEP MLP shall contribute such proceeds to the Borrower, and the Borrower shall use such proceeds to repay any and all Loans outstanding within one Business Day of the closing of such capital markets transactions.

3.3    Payment of Loans in full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 7.2(ii).

3.4    Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be made without setoff, deduction or counterclaim and received by the Lender not later than 6:00 p.m. on the date when due in Dollars and in immediately available funds. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension).

3.5    Computations of Interest.

(a) All computations of interest hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b) It is the intent of the Lender and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lender and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and interest owing pursuant to such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If the Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lender does not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lender with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

3.6    Evidence of Debt.

The Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Credit Agreement. The Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary. The entries in the accounts maintained pursuant to this Section 3.6 shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

SECTION 4

CONDITIONS PRECEDENT

4.1    Conditions to Loans.

In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to make new Loans unless:

(a) Request. The Borrower shall have timely delivered an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.2.

(b) Representations and Warranties. The representations and warranties made by the Borrower in this Credit Agreement are true and correct in all material respects at and as if made as of the date of the funding of the Loans (except to the extent such representations and warranties expressly and exclusively relate to an earlier date).

(c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d) Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) the amount of Loans shall not exceed the maximum permitted by Section 2.1.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

SECTION 5

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lender that:

5.1    Organization and Good Standing.

The Borrower (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the state of its formation, (b) is duly qualified and in good standing and authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

5.2    Due Authorization.

The Borrower (a) has the requisite power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary corporate, partnership or limited liability company action to execute, deliver and perform this Credit Agreement and the other Credit Documents.

5.3    No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents or bylaws, (b) violate, contravene or conflict with any law, regulation, order, writ, judgment, injunction, decree or permit applicable to it, except as would not be reasonably expected to adversely affect the Borrower’s ability to timely pay or perform the Obligations, or the validity or enforceability of the material terms of any Credit Document or (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, except as would not reasonably be expected to have a Material Adverse Effect.

5.4    Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained, except as would not reasonably be expected to adversely affect the Borrower’s ability to timely pay or perform the Obligations, or the validity or enforceability of the material terms of any Credit Document.

5.5    Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

5.6     Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments shall have terminated:

6.1    Preservation of Existence and Franchises.

The Borrower will, and will cause each Subsidiary to, do all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority; provided, however, that the Borrower shall not be required to preserve any such existence, right or franchise if it in good faith determines that preservation thereof is no longer necessary or desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Lender.

6.2    Books and Records.

The Borrower will keep, and will cause each of its Subsidiaries to keep, complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

6.3    Compliance with Law.

The Borrower will comply, and will cause each of its Subsidiaries to comply, with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, unless (a) the failure to comply would not reasonably be expected to have a Material Adverse Effect or (b) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

6.4    Material Contracts.

The Borrower will comply, and will cause its Subsidiaries to comply, with all contracts necessary for the ongoing operation and business of the Borrower or a Subsidiary in the ordinary course, except where the failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.

SECTION 7

EVENTS OF DEFAULT

7.1    Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower shall: (i) default in the payment when due of any principal amount of any of the Loans; or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been untrue in any material respect on the date as of which it was made or deemed to have been made.

(c) Covenants. The Borrower shall default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a) of this Section 7.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of (A) a Responsible Officer of the Borrower becoming aware of such default or (B) notice of such default is given by the Lender to the Borrower.

(d) Credit Documents. Any Credit Document shall fail to be in full force and effect or the Borrower shall so assert or any Credit Document shall fail to give the Lender the rights, powers and privileges purported to be created thereby.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower and such petition remains unstayed and in effect for a period of 90 consecutive days; or (iii) the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such

Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

7.2    Acceleration; Remedies.

Upon the occurrence of an Event of Default, the Lender, by written notice to the Borrower, may take any of the following actions to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(i) Termination of Commitments. Declare the Commitments to be terminated whereupon the Commitments shall be immediately terminated.

(ii) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and all other indebtedness or obligations of any and every kind owing by the Borrower to the Lender hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(iii) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.

SECTION 8

MISCELLANEOUS

8.1    Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device), (iii) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 8.1, or at such other address as such party may specify by written notice to the other parties hereto.

(b) Notwithstanding anything herein to the contrary, notices and other communications to the Lender and the Borrower, may be delivered or furnished by electronic communication (including email, Internet or intranet website) pursuant to procedures approved by both the Lender and the Borrower.

8.2    Benefit of Agreement.

This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that the Borrower may not assign and transfer any of its interests without the prior written consent of the Lender.

8.3    No Waiver; Remedies Cumulative.

No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

8.4    Amendments, Waivers and Consents, Termination.

Neither this Credit Agreement, nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Lender and the Borrower; provided, that this Credit Agreement shall automatically terminate upon the repayment of all Loans pursuant to Section 3.2(b) or Section 3.3.

8.5    Counterparts/Telecopy.

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy or other electronic means shall be as effective as an original and shall constitute a representation that an original will be delivered.

8.6    Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

8.7    Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, and other obligations and the termination of the Commitments hereunder.

8.8    Governing Law; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of Texas, or of the United States for the Southern District of Texas, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 8.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

8.9     Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Borrower agrees not to assert any claim against the Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated hereby or by the other Credit Documents.

8.10     Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

8.11    Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto with respects to the Credit Documents or the transactions contemplated herein and therein, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating thereto.

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	SPECTRA ENERGY PARTNERS OLP, LP

	By:	Spectra Energy Partners OLP GP, LLC, its general partner

		By:	/s/ Laura J. Buss Sayavedra
		Name:	Laura J. Buss Sayavedra
		Title:	Vice President and Chief Financial Officer

LENDER:	SPECTRA ENERGY CAPITAL, LLC

	By:	/s/ Allen C. Capps
		Name:	Allen C. Capps
		Title:	Vice President and Treasurer

Schedule 8.1

to

Credit Agreement

NOTICES

If to the Borrower, to:

Spectra Energy Partners OLP, LP

c/o Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Attn:	Laura J. Buss Sayavedra

Vice President and Chief Financial Officer

Fax:	(713) 989-1818

If to the Lender, to:

Spectra Energy Capital, LLC

c/o Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Attn:	Allen C. Capps

Vice President and Treasurer

Fax:	(713) 989-1717

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